Exhibit 16.1

May 9, 2023

U.S. Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read the statements made by MJ Harvest, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of MJ Harvest, Inc. dated May 9, 2023. We agree with the statements concerning our firm contained therein.

Sincerely,

/s/ Assure CPA, LLC.

Spokane, Washington